For Immediate Release	Contact: Gary Douglas
Ph.: 949-464-9301
Cell: 310-592-3049
gary@DouglasStrategic.com

M Line Holdings, Inc. Announces Letter of Intent to
                 Acquire Money Line Capital, Inc.

 Shareholders of Money Line Capital, Inc. Will Acquire Controlling Interest

Irvine, CA – July 6, 2009 –  M Line Holdings, Inc., today announced that the company has signed a binding Letter of Intent to acquire Money Line Capital, Inc., a privately held California corporation that specializes in business financing transactions and holds equity in a number of operating subsidiaries in various fields, including financing, aerospace, real estate, media, beverage, and technology.  The holders of a majority of Money Line Capital’s common stock are also officers and directors of M Line Holdings, Inc.  The transaction will be structured as a share exchange with all the shareholders of Money Line Capital, Inc. exchanging their shares for shares of M Line Holdings, Inc.  The parties plan to enter a definitive Share Exchange Agreement on or about December 1, 2009 and close the transaction on or before January 29, 2010.

The Letter of Intent is predicated on M Line Holdings being both current in its reporting obligations under the Securities and Exchange Act of 1934, as amended, and being publicly-traded at the time of closing, and Money Line Capital having its financial statements (and its subsidiaries, as applicable) audited for the period ended June 30, 2009 and completing a valuation by a qualified independent third-party company.

"We are very excited at the prospect of combining forces with Money Line Capital.  We believe this will give us an entry into markets and opportunities not currently available to us, opening the possibility of a new era of growth for M Line Holdings.  We believe this transaction will add value for our current shareholders," said George Colin, Chief Executive Officer of M Line Holdings, Inc.

"Synergies between our current subsidiaries and M Line Holdings' subsidiaries provide an opportunity for a more prosperous future.  We are confident that the transaction will please the stakeholders in both companies," stated Jitu Banker, President of Money Line Capital, Inc.

M Line Holdings, Inc. (formerly Gateway International Holdings, Inc.) is currently a reporting company under the Securities and Exchange Act of 1934, as amended, with approximately 600 shareholders and two operating subsidiaries. One subsidiary, Eran Engineering, Inc. manufactures and assembles precision parts and systems for the commercial aviation, defense, medical device, recreational vehicle, computer hardware and automotive industries.  The other subsidiary, EM Tool Company, Inc., dba Elite Machine Company, is a dealer of pre-owned computer numerically controlled (CNC) machine tools. M Line Holdings discontinued operations and closed a third subsidiary, All American CNC Sales, Inc., on June 30, 2009. All American sold new CNC machine tools and provided parts and service for Fadal CMC machine tool equipment.  The officers and directors of M Line Holdings are also the majority shareholders and management of Money Line Capital, Inc.

Money Line Capital, Inc. is a business financing corporation and holding company with equity in operating subsidiaries in financing, aerospace, real estate, media, beverage and technology, including a 52% interest in M Line Holdings, Inc.

M Line Holdings is headquartered at 2672 Dow Avenue, Tustin, CA 92780. Money Line Capital is headquartered at 17702 Mitchell North, Suite 201, Irvine, CA 92614.

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